Exhibit 99.1

FOR IMMEDIATE RELEASE	NR11-42

THOMAS W. ELWARD APPOINTED DYNEGY BOARD CHAIRMAN

E. Hunter Harrison to resign from Chairman and Director roles

HOUSTON — December 2, 2011 — Dynegy Inc. (NYSE: DYN) today announced that Thomas W. Elward, a current independent member of the Dynegy Board of Directors, will serve as the non-executive Chairman of the Board and that E. Hunter Harrison will resign as Chairman of the Board and Director, effective as of December 16, 2011.

Dynegy Director, President and Chief Executive Officer Robert C. Flexon thanked Mr. Harrison for his service and contributions to the company during his tenure. “Hunter provided leadership through a very challenging transition earlier this year. The Company appreciates his contributions as both interim CEO earlier this year and as Chairman of the Board.”

Mr. Harrison and Mr. Elward both joined the Dynegy board in March 2011. Mr. Elward is a member of the Audit and Compliance Committee of the Board and serves as the Chair of the Corporate Governance and Nominating Committee. Mr. Elward’s experience in the power generation industry will be constructive as Dynegy seeks to return to normal operations after an extended period of corporate reorganization activities.

Thomas W. Elward, age 63, served as President and Chief Operating Officer of CMS Enterprises from March 2003 to July 2008.  Mr. Elward previously served in various roles with CMS Generation, a subsidiary of CMS Enterprises, including President and Chief Operating Officer from March 2003 to July 2008; President and Chief Executive Officer from January 2002 to February 2003; Senior Vice President — Operations and Asset Management from July 1998 to December 2001; and Vice President — Operations from March 1990 to June 1998.  Prior to CMS Enterprises, he held roles of increasing responsibility at Consumers Power, advancing to the position of Plant Manager.

E. Hunter Harrison, age 67, is currently a private investor.  Mr. Harrison served as the President and Chief Executive Officer of Canadian National Railway Company (NYSE:CNI) (“Canadian National Railway”) from January 2003 until December 2009 and as its Chief Operating Officer from 1998 until 2003.  Prior to joining Canadian National Railway, Mr. Harrison was the President and Chief Executive Officer of Illinois Central Railroad from 1993 until February 1998 and its Chief Operating Officer from 1989 to 1993.  Mr. Harrison served on the Board of Directors of Canadian National Railway from

December 1999 until December 2009.  Mr. Harrison also served on the boards of The American Association of Railroads, The Belt Railway of Chicago, Terminal Railway, Wabash National Corporation (NYSE:WNC), Illinois Central Railroad and TTX Company.

About Dynegy Inc.

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants. The DNE portfolio consists of approximately 1,693 megawatts from two power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

FORWARD LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the Company returning to normal operations. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy and DH is contained in our filings with the Securities and Exchange Commission (the SEC). Specifically, Dynegy and DH make reference to, and incorporate herein by reference, the section entitled “Risk Factors” in our most recent Form 10-K and subsequent reports on Form 10-Q.  Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

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Dynegy Inc.

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